UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

PULITZER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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     This filing relates to a planned merger of LP Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation (“Lee”) with and into Pulitzer Inc. (“Pulitzer”) (the “Merger”), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the “Merger Agreement”).

     The following are slides presented by representatives of Lee to certain publishers of Pulitzer’s newspapers at a “meet and greet” meeting on February 9, 2005. The slides were also made available to participants in hard copy.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

     The proposed transaction will be submitted to Pulitzer’s stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders’ approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction.

     STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

PARTICIPANTS IN THE SOLICITATION

     Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer’s directors and executive officers is available in Pulitzer’s proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

What's next for the transition? Long wait until closing - probably May or June Legal and financial work Government clearances Pulitzer shareholder vote Now to mid-March (until government clearances): Gather information necessary to plan transition - finance, systems, human resources Meet-and-greet visits

What's next for the transition? Mid-March to May (until shareholder vote): Transition planning for finance, systems, human resources Continued get-acquainted conversations with operating executives May-June (before and after closing) Full-blown transition planning and execution, including coordination with operating executives Ad revenue initiatives - e.g., scheduling of sales blitzes Circulation initiatives Online planning News conversations If questions: Mary Junck (563-383-2154) David Stoeffler (563-383-2139) Carl Schmidt (563-383-2179)

Reporting relationships Mary Junck St. Louis Jim Hopson Tucson Rhinelander Greg Veon Flagstaff Provo Mike Gulledge Napa Hanford Santa Maria Lompoc Lihue John VanStrydonck Coos Bay Linda Lindus Bloomington Park Hills Kevin Mowbray DeKalb

Buddy system Each Pulitzer operating executive will get a "buddy" who is a current Lee publisher or top executive. Buddies will be assigned after government clearances as an additional resource. Ways your buddy can help you: Help you get acquainted with more people. Help you get information you need. Direct you to available resources. Explain how we do things in Lee, and why. Share your good ideas with others in Lee.

Transition Timeline Greg Schermer

A Complete Merger This is a complete merger We step into the shoes of current owners All liabilities All assets Including cash

Target Dates February 11: Antitrust Filing - Hart, Scott, Rodino ("HSR") March 14: Clearance March 21? Preliminary Proxy Mailed April 30? Shareholders Vote

But we don't own you yet Therefore there are limitations on us running you. We cannot engage in operational decision- making with you until the close We cannot plan for operational issues prior to shareholder vote Only information exchange until HSR

What everyone is talking about and worrying about... Compensation, benefits, and other employment issues Vito Kuraitis

Lee's Philosophy on Benefits We provide comprehensive, competitive plans that permit us to recruit and retain talented employees. We offer choices to best meet the needs of the employees and their families.

Benefits Overview Medical/Dental/Vision Flexible Spending Accounts Life Insurance/Long Term Disability Short term disability Retirement Employee Stock Purchase Vacation

Benefits Rollout Schedule March 31 - April 15: Plan changes communicated Late summer and fall: informational meetings November 1: Open Enrollment (online) January 1: Effective date of plan changes

Transition items Waiving all pre-existing conditions clauses Working to identify networks & determining rates We need your help to learn your benefits/policies at each location Smooth transition with clear communication

Lee's Retirement Account Plan (RAP) Company matches employee contributions dollar for dollar (% to be determined) Plus: All eligible employees with 1 year of service receive an additional company contribution (% to be determined) Company match and interest/earnings are tax-free until you receive a distribution * for union members it is subject to bargaining

Lee's Publisher Compensation Lee Annual Incentive Plan Financial Targets - 75% cash flow and revenue maximum opportunity is 200% Other objectives - 25% Long Term Incentive Restricted Stock Stock Options Your OVP will talk with you individually about your compensation as soon as possible.

A sample of Lee's HR Practices Each regular employee gets annual performance and salary review Lee standard employee handbook LINK: Employee portal to company and personal information Employee terminations, legal actions and labor issues require corporate consultation Expect these and similar items after close

Questions about other policies or procedures?

Communication in Lee We believe in LOTS of communication, including: Quarterly videos for employees Quarterly publisher calls Shared monthly letters TIPS (Telephoned Ideas and Practices) calls E-mail sharing of ideas Conference calls with work groups, including ad managers, circulation managers and editors LINK secure website Intranet resources Annual publishers meeting Periodic group meetings of editors and other department managers President's Awards Periodic newsletters and mailings Regular employee benefits communications Wellness communications and initiatives - e.g., "Walk Across Lee"

Transition communication Provide you with information you need in ways you want it. Timeline: Initial announcement: Letter to employees, Q&A, video, talking points, information for employees at www.lee.net/pulitzer After government clearances - Additional information as it becomes available or as you need it, benefits details March 31 to April 15, quarterly Lee video and other updates at lee.net. At closing - Much more information, letters, video, more benefits details, handouts, posters, map and profiles of all Lee newspapers... and whatever else you need. Lee's regular communications kick in. Thoughts and suggestions?

Legal Transition Greg Schermer

The sellers agreed we could have a say in major changes between the signing of the contract and the closing which we expect will be in May or June. (This is typical)

Information Flow We need to know certain things, therefore you should notify Pulitzer corporate of the following items. We need to formalize reporting and information exchanges with Pulitzer.

When to confirm with Pulitzer No liens (no leases on new equipment) Intent to enter into or amend any collective bargaining agreement Entry into an advertising contract in excess of one year or over $1 million

When to confirm with Pulitzer Settlement or service of any existing or new lawsuit A capital improvement project in excess of $35,000, beyond those under current contract

When to confirm with Pulitzer Entry into material contracts for services, including AP, newsprint, Parade, USA Weekend, Valassis, or NewsAmerica Changes to any employment agreements out of the ordinary course of business Changes to any welfare, benefit plans, or severance agreements

When to confirm with Pulitzer Change of bonus plans or commission plans or targets Acquisitions in excess of $500,000

Finance and I/T Transition Carl Schmidt

Areas of Initial Focus General Ledger Human Resources Information System Payroll and benefits administration E-mail Connections (Wide Area Network) Secondary Payroll processing (centralized) Accounts payable (centralized) LINK (Employee online access to benefits information) First informational meeting in St. Louis, 2/16 I/T visits in weeks of 2/28 and 3/7

Goals Work to make the transition quick and easy Integrate the new enterprises to the common Lee financial, HRIS and E-mail systems No loss of current systems functionality

Timeline Convert to Lee financial systems by October 1, 2005. Convert to HRIS by January 1, 2006 Convert to Microsoft Exchange E-mail by March 1, 2006 Install Wide Area Network (WAN) connections to facilitate use of these centralized systems, as necessary

Financial Systems Transition Corporate and enterprise finance staff will be assigned to coordinate conversions with new financial staff on a buddy system. Will change to October 1 - September 30 fiscal year Will convert 2 - 3 years history All sites live on Lee financial systems by October 1

HRIS Transition Work with third party providers and P-D to convert information into Lee HRIS in preparation for fall 2005 open enrollment All sites live on HRIS January 1, 2006

WAN Installation Used for connection to the centralized financial, benefit and e-mail systems Each daily will have a frame relay or VPN WAN connection Monthly charges will depend on regional telephone co. options...cost details to come WAN circuits will be ordered by Lee I/T (up to 60 days to install) Until the WAN circuits are live, we may set up dial up services

E-mail Conversion Lee's E-mail system is Microsoft Exchange Plan to convert all sites by March 1, 2006 Will temporarily create a bridge between systems May roll out Microsoft Office prior to email Lee I/T staff will come on site to help with installations

Other Systems Presumed to be functioning effectively today Conversion not time sensitive Will prioritize based on need Advertising Circulation Editorial Other

Training Timing coincides with conversions Conducted at Corporate (or on site) Financial system HRIS Lee Financial and HR staff will contact your staff to coordinate and schedule

Until Fully Converted... Monthly financial statements: Summary financials will be loaded into Lee financial system using spreadsheets completed and sent by your financial staff Full financials will then be sent (electronic, intranet or hardcopy) to enterprise publishers and controllers for review

Budgeting Process Will occur in several phases Close-September 2005 May utilize current information if consistent with our projections overall Year ending September 2006 Lee template Separate processes for operating (August) and capital budgeting (May) May utilize current budgets until December 2005

Some Open Areas 5/4/4 vs. calendar reporting Bank accounts and cash movement Fixed assets Internal auditing Insurance Cardinals tickets/ Final Four ?

Questions ?